Exhibit 4.10

English Summary of Indenture Covering the Third Public Issuance of Common Debentures, dated June 14, 2004, beteween CEMIG and Pavarini Distribuidora de Títulos e Valores Mobilários, which also includes certain covenants on supplying financial information, corporate purpose, maintenance of books and records, maintenance of insurance and compliance with laws.

PUBLIC DISTRIBUTION OF NON-CONVERTIBLE DEBENTURES:

NOTICE OF START OF SUBSCRIPTION PERIOD

hereby announces the distribution for public subscription, on 2 August 2004, of the Third Issue, made up of 40,000 (forty thousand) nominal, unsecured, non-preferred book-entry Debentures, not convertible into shares, in a single Series, with unit value R$10,000.00 (ten thousand Reais) on 1 June 2004 (“the Issue Date”), issued by Companhia Energética de Minas Gerais – CEMIG (“the Debentures”), with total value:

R$400,000,000.00

ISIN: BRCMIGDBS032

RISK RATING

Moody’s	Fitch
Baa2.br	A(bra)

I              INFORMATION ABOUT THE ISSUER AND THE DEBENTURE DISTRIBUTION

1.            The Issuer: name and head office

Companhia Energética de Minas Gerais – CEMIG (“the Issuer”), a listed corporation with head office at Avenida Barbacena, 1200, in the city of Belo Horizonte, State of Minas Gerais, Brazil, registered in the Brazilian Register of Corporate Taxpayers (CNPJ) under number 17.155.730/0001-64, with its Articles of Association filed with the Commercial Board of the State of Minas Gerais, under NIRE number 06.2.002160005/7.

2.            Decision

The decision to make this Third Issue of debentures for public distribution (“the Issue”) was taken in meetings held by the Issuer’s Board of Directors on 27 May and 23 June 2004 (“the Board Meetings”). The minutes of the Board Meetings were filed at the Commercial Board of the State of Minas Gerais under numbers 3188769 and 3188778 respectively, and published in the newspapers Gazeta Mercantil, National Edition, Minas Gerais and O Tempo, on 30 June 2004.

3.            Securities Distribution Program

This issue is part of the Issuer’s Public Debenture Issue Program, with maximum value of R$ 1,500,000,000.00 (one billion and five hundred million Reais) (“the Program”), approved by the board meeting of 27 May 2004. The Program was filed at the CVM (the Brazilian Securities Commission) on 19 July 2004.

4.            Characteristics of the Debentures

4.1.          Amount of the Issue: R$ 400,000,000.00 (four hundred million Reais) on the Issue Date.

4.2.          Number of Debentures: 40,000 (forty thousand) Debentures.

4.3.          Form: Nominal, book-entry Debentures, without issue of deposits or certificates.

4.4.          Convertibility: The Debentures are not convertible into shares.

4.5.          Type: The Debentures are unsecured, and without preference rights.

4.6.          Nominal Unit Value: R$ 10,000.00 (ten thousand Reais), on the Issue Date.

4.7.          Series Number: The Issue is made in a single series.

4.8.          Maturity: The debentures will have tenor of 120 (one hundred and twenty) calendar months from the Issue Date, with final maturity on the first business day of June 2014 (“the Maturity Date”), on which date the Issuer undertakes to pay the debentures which are still in the market, for their Nominal Unit Value, augmented by the due Remuneration.

5.            Remuneration

The Debentures of this Issue shall have the right to the following remuneration (“the Remuneration”):

5.1. Updating adjustment of the Debentures

The nominal value of the Debentures shall undergo updating adjustment as from the Issue Date by application of the variation in the IGP-M Inflation Index (“the Index”), calculated and published by the Getúlio Vargas Foundation. This adjustment will be calculated pro rata temporis, per business day, according to the following formula (“the Updating Adjustment”):

Where:

VNa	is the updated nominal value calculated to 6 (six) decimal places, without rounding;
VNe	is the nominal value or balance of nominal value, calculated to 6 (six) decimal places, without rounding;
C	is the accumulated result of the monthly variations of the indices used, to 8 decimal places, without rounding;
NI0	is the numerical value of the Index for the month prior to the first month of the period for which the adjustment is made;
NI1	is the numerical value of the Index for the first month of the period for which the adjustment is made;
NI2	is the numerical value of the Index for the second month of the period for which the adjustment is made;
NIn

is the numerical value of the Index for the month prior to the month of updating, up to the monthly-anniversary date. After the monthly-anniversary date, it is the numerical value of the Index for the month of updating;

NIn-1	is the numerical value of the Index for the month prior to month “n”;
dup	is the whole number of business days from the last base-date to the date of the updating adjustment;

and
dut	is the whole number of business days between the last and the next base-date.

The month of the updating adjustment is the month between the two consecutive monthly-anniversary dates of the debentures in question.

The monthly-anniversary date is the first business day of each month.

The base-date is the same day as the date of anniversary in each month.

The numerical (index-number) value of the IGP-M index will be used employing an identical number of decimal points to that published by the body which calculates it.

The IGP-M will be applied annually, or in the shortest period permitted by the legislation currently in force, in this case without the need for adjustment to the respective Issue Deed or any other formality.

5.1.1. If on the date of maturity of any of the pecuniary obligations of the Issuer, the IGP-M is not disclosed, the last prior index number of the IGP-M that was published shall be applied, calculated pro rata temporis, and no financial compensation whatsoever shall be due between the Issuer and the holders of the Debentures on the occasion of any subsequent disclosure of the IGP-M which would have been applicable.

5.1.2. In the event that the IGP-M is abolished, or not calculated and/or not disclosed for more than 10 (ten) consecutive days after the date expected for its calculation and/or disclosure, or if any legal impossibility arises preventing the application of the IGP-M to the Debentures, the Fiduciary Agent shall, within 30 (thirty) calendar days from the event, carry out a meeting of debenture holders, for decision, in agreement with the Issuer, subject to the applicable regulations, of a new parameter for remuneration of the Debentures to be proposed by the Issuer. Until the decision on this parameter, the last prior IGP-M officially published shall be used for the calculation of the amount of updating adjustment of the Debentures, augmented by the Remuneration Interest (as defined below), up to the date of the decision of the meeting of debenture holders.

5.1.3. If there is no agreement about the new remuneration between the Issuer and debenture holders representing at least 2/3 (two thirds) of the total of the Debentures in circulation (or if there is a lack of quorum to decide on the question), the Issuer shall redeem the totality of the Debentures in circulation, within 30 (thirty) calendar days from the date of the meeting of debenture holders, for the balance of their Nominal Unit Value plus the remuneration due up to the date of the redemption, calculated pro rata temporis, starting from the Issue Date or the date of the last payment of remuneration interest, as the case may be, using the last IGP-M index officially published. The redemption to which this item refers shall not be increased by any premium of any nature.

5.1.4. On the maturity date the updating of value of the Debentures shall be paid by the Issuer together with the nominal unit value of the Debentures.

5.1.5.  On the day on which subscription of the Debentures takes place, and for the purposes only of ascertaining the subscription price, if there is no publication of the IGP-M index relating to the month in which the subscription of the Debentures is taking place, the last previous projection of the IGP-M index made by Andima (Brazilian Financial Market Institutions Association), based on the forecast published by the Getúlio Vargas Foundation (FGV), available on the Internet at www.andima.com.br, shall be used to calculate the updated nominal value of the Debentures, or in its absence the last IGP-M index officially published, and no financial compensation shall be due for payment between the Issuer and the Debenture Holders at the time of the subsequent publication of the IGP-M which would be applicable.

5.2. Remuneration Interest of the Debentures

Interest at 10.5% (ten point five percent) per year, decided on the basis of a bookbuilding procedure, shall be payable on the Nominal Unit Value, of the Debentures augmented by updating adjustment, and shall be calculated by business days, based on a year of 252 (two hundred and fifty two) days, from the Issue Date (“the Remuneration Interest”). The Remuneration Interest shall obey the following formula:

where:

J	is the amount of interest due at the end of each Capitalization Period (as defined below), calculated to 6 (six) decimal places, without rounding;
VNa	is the Nominal Unit Value, or balance of Updated Nominal Value, as previously established;
taxa	is 10.5;
N	is 252;
n	is the whole number of business days between the next and the prior event;
DT	is the whole number of business days between the date of the next event and the date of the previous event; and
DP	is the whole number of business days between the date of the previous event and the present date.

5.2.1. The Remuneration Interest was approved by the Issuer’s Board of Directors in a meeting held on 23 June 2004, the minutes of which were published on 30 June 2004, in the newspapers Gazeta Mercantil, National Edition, Minas Gerais and O Tempo.

5.2.2. The Remuneration Interest shall be paid by the Issuer annually, the first payment to be made 12 (twelve) months after the Issue Date, that is to say on the first business day of June 2005, and the other payments on the first business days of June of the subsequent years, on the compound capitalization basis, pro rata temporis per business day.

5.2.3. No discounts of any nature shall be granted to investors in relation to acquisition of the Debentures.

6.            Right of preference

There shall be no right of preference for the Issuer’s present stockholders in subscription of the Debentures.

7.            Conditions of subscription and payment

7.1.          Price of subscription and form of payment: The price of subscription of the Debentures shall be their Nominal Unit Value, augmented by the Remuneration, calculated pro rata temporis from the Issue Date up to the date of payment, according to item 5 above. The Debentures shall be paid at sight, simultaneously with subscription, in Brazilian currency.

7.2.          Place of payment: The payments to which the Debenture Holders are entitled shall be made using, as the case may be: (i) the procedures adopted by the CBLC (Brazilian Settlement and Custody Chamber)  for Debentures registered in the BOVESPA FIX trading system; or (ii) the procedures adopted by CETIP (the Custody and Settlement Chamber) for Debentures registered in the National Debentures System (SND); or (iii) for Debenture Holders not linked to either of these systems, through the respective Mandated Recording Bank for this Issue.

7.3.          Programmed amortization: The Debentures shall not be the subject of programmed amortization before their respective Maturity Date.

7.4.          Extension of payment periods: In the event that the due date of any payment of any obligation of either of the parties, including the Debenture Holders, coincides with a day which is not a working or banking business day in the cities of São Paulo (São Paulo State) and/or Belo Horizonte (Minas Gerais State), the period for payment shall be deemed extended until the next subsequent business day, without any increase in the amounts to be paid, other than for payments to be made by CETIP or CBLC, for which there shall be extension only when the payment date coincides with a Brazilian nationwide holiday.

8.            Distribution placement and procedure

8.1. The Debentures shall be the subject of public distribution, under the best efforts distribution regime, with intermediation by financial institutions which are part of the Securities Distribution System, through the SDT, administered by Andima (the Brazilian Association of Financial Market Institutions) and operated by Cetip and/or through the BOVESPA FIX system of the São Paulo stock exchange with custody provided by CBLC.

8.2. Subject to the applicable regulatory provisions, the intermediary institutions shall carry out the public distribution of the Debentures according to a distribution plan adopted in accordance with §3º of Section 33 of CVM Instruction 400/03, so as to ensure: (i) that investors are treated fairly and equitably; (ii) that the investment is appropriate to the risk profile of the respective clients of the Intermediary Institutions, and (iii) that the sales representatives of the Intermediary Institutions previously receive a copy of the Prospectus and the Supplement for obligatory reading and that their doubts can be resolved by a person designated by the Lead Manager of the Issue. The distribution plan was decided as follows:

(i)            Prior to the registry of the distribution of the Debentures a “roadshow” was carried out as decided by the intermediary institutions in agreement with the Issuer, during which versions of the preliminary prospectus and the preliminary supplement were distributed;

(ii)           after the roadshow, and as decided by the intermediary institutions in agreement with the Issuer, the intermediary institutions began a process of bookbuilding, subject to the procedures relating to this Issue;

(iii)          after the process of bookbuilding, the intermediary institutions consolidated the proposals of the investors for subscription of the Debentures;

(iv)          after the final remuneration of the Debentures had been decided, the documents relating to the Offering of the Debentures were presented to the CVM;

(v)           this present announcement of start of distribution is being published subsequent to registry of the Public Offering of Debentures having been obtained from the CVM,;

(vi)          there shall be no minimum or maximum lots for subscription of the Debentures; and

(vii)         demand of clients of the intermediary institutions who wish to invest in the Debentures shall be met preferentially, having in mind the relationship of the intermediary institutions with these clients and other considerations of a commercial or strategic nature.

8.2.1. In the terms of the Board Meetings and pursuant to Section 30 of CVM Instruction 400/03, partial distribution of the debentures shall be allowed and this Issue shall in no way be affected if the Debentures are not subscribed and paid up in their totality. The Debentures which are not subscribed and paid up shall be cancelled by the Issuer. Maintenance of this Issue is not conditional on a minimum quantity of Debentures subscribed or paid up nor on a minimum amount of funds raised by the Issuer by means of the Issue.

8.2.2. If the Offering is not finalized, for any reason, the funds deposited by investors in relation to the Debentures shall be returned to the respective depositors, in a way and on the conditions established in the

Supplement, and these funds shall be returned to the investors without the addition of interest or monetary adjustment, and with the deduction of the amount relating to the CPMF tax on bank debits. This shall also apply, as the case may be, to investors who make their subscription to the issue conditional at the time of signing the respective subscription bulletins in the event that their condition is not met on closing of the Debenture offer.

8.2.3. A. The Issuer has authorized the leading intermediary institution, at its option, to distribute a supplementary lot of debentures if the demand for the debentures justifies this. In this event, the quantity of Debentures to be distributed under this public offering may be increased by up to 15% (fifteen percent) from the quantity initially offered, subject to the same conditions and price as the debentures initially offered.

8.2.4. The maximum period for public placement of the Debentures shall be 5 (five) business days, from the date of publication of this announcement of start of public distribution of the Debentures.

8.2.5. No fund for maintenance of liquidity of the debentures has been constituted, and no such fund shall be constituted, and no contract for stabilization of price in relation to the Debentures shall be signed.

8.3. Any Debentures which are the subject of this public distribution and are not subscribed and paid up shall be cancelled.

9.            Renegotiation

The Debentures of this Issue shall not be subject to programmed renegotiation.

10.          Optional early redemption

The Debentures of this Issue shall not be subject to optional early redemption by the Issuer.

11.          Early Acquisition

11.1. Optional Early Acquisition: The Issuer may, at any time, acquire the Debentures that are in circulation in the market, for a price not superior to their nominal value plus the remuneration, subject to the terms of Section 55 of Law 6404/76. The Debentures which are the subject of such acquisition may be cancelled, remain in the Issuer’s treasury, or be placed in the market again.

11.2. Obligatory Early Acquisition: If there is a change in the direct or indirect stockholding control of the Issuer, the Issuer shall be obliged to acquire the Debentures of this issue which are in circulation, at the option of the respective Debenture Holders who do not accept to remain as holders of Debentures of the Issuer after the change in its stockholding control. The offer to purchase shall be notified to these Debenture Holders by means of a specific advice published within 15 (fifteen) calendar days from the date of effective change of stockholding control, with a period of not less than 60 (sixty) calendar days from the publication of the notice and in accordance with the procedures described in this notice. The acquisition of the Debentures by the Issuer shall take place on the 30th (thirtieth) calendar day after the last day of the period for Debenture holders to express an opinion, for their Nominal Value, augmented by the Remuneration, as specified in item 5 above. For the purposes of this item, there shall occur a “change in stockholding control” if the present controlling stockholder of the Issuer, the Government of the State of Minas Gerais, directly or indirectly, ceases to hold the equivalent of at least 50% (fifty percent) plus one of the total of shares representing the voting capital of the Issuer.

12.          Trading

The Debentures shall be registered for trading on the secondary market, on the (i) SND (National Debentures System), administered by Andima and operated by Cetip and/or (ii) on the BOVESPA FIX, of the São Paulo stock exchange, with custody by CBLC.

13.          Target Investing Public

The target public of this offering consists of all investors, in general.

14.          Inappropriateness of Investment in the Debentures

The present issue is not appropriate for investors who (i) need considerable liquidity in relation to the securities acquired, since trading in Debentures in the Brazilian secondary market is restricted, and (ii) are not willing to run the credit risk of the companies of the Brazilian electricity sector.

II             INTERMEDIARY INSTITUTIONS

Lead Manager:

UNIBANCO - União de Bancos Brasileiros S.A.

Av. Eusébio Matoso, 891

CEP 05423-901, São Paulo, SP

Tel: (11) 3097-1213

Fax: (11) 3813-2675

Internet: www.unibanco.com.br

Co-Lead Managers:

Banco Itaú BBA S.A.

Avenida Brigadeiro Faria Lima, 3400, 5th floor

CEP 04538-132, São Paulo, SP

Tel: (11) 3708-8717

Fax: (11) 3708-8107

Internet: www.itaubba.com.br

BB-Banco de Investimento S.A.

Rua Lélio Gama, 105, 28th floor

CEP 20301-080, Rio de Janeiro, RJ

Tel: (21) 3808-3773

Fax: (21) 3808-3239

Internet: www.bb.com.br

III            MANDATED RECORDING BANK

Banco Itaú S.A.

Avenida Engº. Armando de Arruda Pereira, 707 – 9th floor

CEP 01014-919, São Paulo, SP

IV           FIDUCIARY AGENT

Pavarini Distribuidora de Títulos e Valores Mobiliários Ltda.

Rua Sete de Setembro, 99 – 16th floor

CEP 20050-005, Rio de Janeiro, RJ

V             REGISTRATION OF THE ISSUE WITH THE CVM

THE PRESENT ISSUE WAS REGISTERED WITH THE CVM (BRAZILIAN SECURITIES COMMISSION) UNDER NUMBER CVM/SRE/DEB/2004/015, ON 19 JULY 2004.

VI           DATE OF START OF PUBLIC DISTRIBUTION

The date of start of the public distribution is 2 August 2004.

VII          THE PROSPECTUS, THE SUPPLEMENT, ADDITIONAL INFORMATION AND SERVICE TO DEBENTURE HOLDERS

The Prospectus and the Supplement of the present offering are available at the head offices and on the web pages of the intermediary institutions of the present Issuer, and of the CVM, Cetip and CBLC.

Further information can be obtained from the intermediary institutions of the present issue or the CVM.

In addition to the addresses of the intermediary institutions, the Mandated Recording Bank and the Issuer, we present below other important addresses:

CVM (Comissão de Valores Mobiliários)	Cetip – Settlement and Custody Chambe

1) Rua Sete de Setembro, 111 – 5th floor, Centro	Rua Líbero Badaró, 425, 24th floor
CEP 20159-900, Rio de Janeiro – RJ	CEP 01009-000 São Paulo, SP
2) Rua Formosa, 367 – 20th floor, Centro	www.cetip.com.br
CEP 01049-000, São Paulo – SP
www.cvm.gov.br

CBLC – Brazilian Settlement and Custody Company

Rua XV de Novembro, 275.
CEP 01013-001São Paulo, SP
www.cblc.com.br

THE REGISTRATION OF THIS DISTRIBUTION DOES NOT IMPLY ANY GUARANTEE BY THE CVM OF THE TRUTHFULNESS OF THE INFORMATION PROVIDED OR ANY JUDGMENT ON THE QUALITY OF THE ISSUER, NOR ON THE DEBENTURES TO BE DISTRIBUTED.

This public offering was prepared in accordance with the provisions of the Auto-Regulation Code of Anbid for public offerings of securities, registered in the Fifth Public Registry Office of documents of Rio de Janeiro, under number 497585, meeting the minimum standards of information therein contained, and Anbid has no responsibility for the said information, for the quality of the Issuer/Offering Party or of the participating institutions or for the securities which are the subject of this offer.